PROMISSORY NOTE

                                                          Scottsdale, Arizona
   $
   -----------------------                                --------------------
FOR VALUE RECEIVED, the undersigned, ALANCO TECHNOLOGIES, INC., an Arizona corporation (hereinafter the "Maker"), promises and agrees to pay to the order of ------------------------------------------------("Holder"), at Scottsdale,
Arizona, or at such other place as the Holder hereof may designate, the principal sum of ----------------------------------------- and No/100 Dollars
($-----------------), together with interest thereon at the rate of twelve (12%) percent per annum, payable in full on or before one year from the date hereof. In addition, Maker has paid to Holder an origination fee of two (2%) percent of the principal amount of this note upon the execution hereof.

All sums payable hereunder shall be paid in lawful money of the United States of America. This Note may be prepaid, in whole or in part, at any time and from time to time, without penalty. Payments shall be applied first to accrued interest and then to principal.

If payment provided for herein is not paid when due, such delinquent payment shall bear interest at a rate (the "Default Rate") which shall be fifteen (15%) per annum, such interest being due from the due date of the delinquent payment until the date of receipt by Holder of the delinquent payment.

In the event Holder utilizes the services of any attorney in attempting to collect the amounts due hereunder or to enforce the terms hereof or if any holder hereof becomes party plaintiff or defendant in any legal proceeding in relation to this Note or for the recovery or protection of the indebtedness evidenced hereby, Maker agrees to pay, in addition to the principal and interest due hereunder, all reasonable costs and a reasonable amount as attorneys' fees, whether or not suit is brought, and shall further pay all reasonable costs, expenses and attorneys' fees incurred after the filing by or against the Maker of any proceeding under any Chapter of the Bankruptcy Code, or any similar federal or state statute. This Note shall be governed by, construed and interpreted in accordance with the laws of the state of Arizona.

All endorsers, guarantors, and all other persons liable or to become liable on this Note, agree that, without notice to or consent from any of them and without affecting their obligations hereunder, (a) this Note may from time to time be extended or renewed; (b) any of the provisions of this Note may be waived or any departure herefrom consented to or any other forbearance or indulgence exercised with respect thereto; (c) any collateral now or hereafter securing this Note may be exchanged, substituted, realized upon, released, compromised, extended or otherwise dealt with or disposed of.

The Maker and all guarantors and endorsers hereof and all others who may become liable for all or any part of these obligations hereby severally waive demand, presentment for payment, protest and demand, notice of protest, demand and dishonor, and nonpayment of this Note and all other notice and specifically agree that the maturity of this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of Maker or any endorses or guarantors.

ALANCO TECHNOLOGIES, INC.
an Arizona corporation

By:
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Its:
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